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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 1)*

                           MICROWARE SYSTEMS CORPORATION
                                  (Name of Issuer)

                             Common Stock, no par value
                           (Title of Class of Securities)

                                    595150 10 3
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   Page 1 of 4 pages


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                                     SCHEDULE 13G

   CUSIP NO.   595150 10 3                       PAGE  2  OF  4 PAGES
              -------------                           ---    ---

    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Kenneth B. Kaplan
_____________________________________________________________________________
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /   /
                                                                    (b) / X/
_____________________________________________________________________________
    3      SEC USE ONLY

_____________________________________________________________________________
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.
_____________________________________________________________________________
                        5    SOLE VOTING POWER

                              4,698,107*
                        _____________________________________________________
                        6    SHARED VOTING POWER
       NUMBER OF
        SHARES                0
     BENEFICIALLY       _____________________________________________________
       OWNED BY         7    SOLE DISPOSITIVE POWER
         EACH
       REPORTING                4,779,538*
        PERSON
         WITH           _____________________________________________________
                        8    SHARED DISPOSITIVE POWER

                              0
_____________________________________________________________________________
 9                           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                              4,779,538*
_____________________________________________________________________________
 10                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*           /  /
_____________________________________________________________________________
 11                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              32.93
_____________________________________________________________________________
 12                          TYPE OF REPORTING PERSON*

                              IN
_____________________________________________________________________________

         * Includes 7,600 shares held as custodian for reporting person's step-daughter and son.

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ITEM 1 (a)     Name of Issuer: Microware Systems Corporation

ITEM 1 (b)     Address of Issuer's Principal Executive Offices:

               1500 NW 118th Street, Des Moines, Iowa 50325

ITEM 2 (a)     Name of Person Filing:     Kenneth B. Kaplan

ITEM 2 (b)     Address of Principal Business Office, or, if none, Residence:

               1500 NW 118th Street
               Des Moines, Iowa 50325

ITEM 2 (c)     Citizenship:      U.S.

ITEM 2 (d)     Title of Class of Securities:

               Common Stock, no par value

ITEM 2 (e)     CUSIP Number:    595150 10 3

ITEM 3 Not applicable. (This Schedule is filed pursuant to Rule 13d-1(c).)

ITEM 4         Ownership:

               The following information is provided as of  December 31, 1997:

               (a) Amount Beneficially Owned: 4,779,538* shares. Includes 81,431 shares held by the Microware Profit Sharing Plan (the "Plan") on behalf of the undersigned and over which the undersigned has the sole power to direct disposition.

               (b)  Percent of Class:    32.93%

               (c) Undersigned has sole power to vote and dispose of 4,698,107* shares and the sole power to dispose of his 81,431 shares in the Plan.

* Includes 7,600 shares held as custodian for reporting person's step-daughter and son.

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ITEM 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6         Ownership of More than Five Percent on Behalf of Another Person:

               See response to Item 4.

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

ITEM 8         Identification and Classification of Members of the Group:

               Not applicable.

ITEM 9         Notice of Dissolution of Group:

               Not applicable.

ITEM 10        Certification:

               Not applicable.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           February 10, 1998
                                   ---------------------------------
                                                   Date

                                        /s/ Kenneth B. Kaplan
                                   ---------------------------------
                                               Signature

                                           Kenneth B. Kaplan
                                   ---------------------------------
                                             Name/Title


ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
              CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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